Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 Nos. 333-194293 and 333-203292) of Regulus Therapeutics Inc., and
(2) Registration Statement (Form S-8 Nos. 333-184324, 333-188606, 333-194294, 333-201988 and 333-206511, 333-209654 and 333-215793) pertaining to the 2009 Equity Incentive Plan, 2012 Equity Incentive Plan, 2012 Employee Stock Purchase Plan and Inducement Plan of Regulus Therapeutics Inc.;
of our report dated March 2, 2017, with respect to the financial statements of Regulus Therapeutics Inc. included in this Annual Report (Form 10-K) of Regulus Therapeutics Inc. for the year ended December 31, 2016.
/s/ Ernst & Young LLP
San Diego, California
March 2, 2017